CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 24, 2015, accompanying the financial statements of Investment Grade Income Trust, 20+ Year Series 29 (included in Van Kampen Unit Trusts, Taxable Income Series 410) as of July 31, 2015, and for the period from August 16, 2012 (date of deposit) through July 31, 2013 and for each of the two years in the period ended July 31, 2015 and the financial highlights for the period from August 16, 2012 (date of deposit) through July 31, 2013 and for each of the two years in the period ended July 31, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-181937) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 24, 2015